Exhibit 10.16
HYATT HOTELS CORPORATION
Stock Appreciation Rights Retention Award
The following sets forth the terms of your Hyatt Hotels Corporation Stock Appreciation Rights (“SAR”) Retention Award (the “Award”).
STOCK APPRECIATION RIGHTS AWARD:

SARS Identifier:	[INSERT SAR IDENTIFIER]

VESTING SCHEDULE:

Grant Date:	[INSERT GRANT DATE]
Grant Price	100% of the Share Value on the Grant Date
Expiration Date:	10 years after the Grant Date above, subject to earlier termination
Vesting Schedule:
Subject to acceleration in certain circumstances, the SARs vest and become exercisable on the following dates, subject to your continued Service with the Company through the applicable vesting date:
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]

The Stock Appreciation Rights Award that is described and made pursuant to this Stock Appreciation Rights Retention Award Agreement (as amended from time to time, this “Award Agreement”) is issued under the Third Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.
In consideration of the issuance of this Award and for other good and valuable consideration, you hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Plan, in any Award Agreement issued under the Plan (including without limitation, under the Second Amended and Restated version or any other prior iteration of the Plan) or otherwise, this Award and all prior Awards granted under any such iteration of the Plan (together, “Prior Awards”), in all cases, shall be governed in their entirety by the terms and conditions of the Third Amended and Restated iteration of the Plan (without reference to any prior iterations of the Plan). Without limiting the generality of the foregoing, (i) Section 12.2(d) of the Plan as clarified in the Third Amended and Restated iteration of the Plan shall apply to this Award and to all Prior Awards; and (ii) to the extent that the terms and conditions set forth in the Third Amended and Restated iteration of the Plan are inconsistent with the terms and conditions of any Prior Award or prior iteration of the Plan, then, effective as of the date of your acceptance of this Award, such provisions will clarify and supersede any such inconsistent terms applicable to any Prior Award. The grant of this Award is subject to and conditioned upon your acceptance of this Award and the terms and conditions set forth herein (including the terms set forth in this paragraph) within 30 days of the Electronic Notification Date.

The following terms and conditions apply to the Stock Appreciation Rights granted pursuant to this Award Agreement.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:
Stock appreciation rights, or SARs.
Exercise of the SARs entitles the Participant to receive an amount equal to the Spread, if any, determined at the time of exercise. The “Spread” is (i) the difference (but not less than zero) between the Share Value of one share of Common Stock at the time of exercise and the Grant Price of one share of Common Stock, multiplied by (ii) the number of shares of Common Stock subject to the SARs exercised.

Vesting:
The SARs vest and become exercisable according to the schedule set forth above (the “Vesting Schedule”). SARs will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award Agreement shall mean employment as an Employee, or service to the Company as a Director or Consultant.
Except as provided below, all unvested SARs will be forfeited upon Termination of Service and all vested SARs will remain exercisable for a certain period of time following such Termination of Service, as provided below. For the avoidance of doubt, the Amended and Restated Retirement Policy Regarding Equity Vesting and Exercise (as the same may be amended from time to time) shall not apply to this Award.
Vesting of the SARs will continue or accelerate in the following circumstances:
In the event of Termination of Service due to death or Disability, all SARs will vest in full. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
In the event of a Change in Control, vesting of the SARs will accelerate to the extent provided in Section 12.2 of the Plan.
As described below, vested and unvested SARs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Exercise; Payment of the Spread:
Once vested, SARs may be exercised as follows:
(i) on any day while the Participant is in the Service of the Company and not prohibited from trading pursuant to the Company’s Insider Trading Policy until the Expiration Date,
(ii) if the Participant’s Termination of Service is for reasons other than death or Disability, during the 30-day period following Termination of Service, but not later than the Expiration Date,
(iii) if the Participant’s Termination of Service is by reason of death or Disability, during the one-year period following such Termination of Service but not later than the Expiration Date, and
If, following the Participant’s Termination of Service, the vested SARs are not exercised during the exercise windows set forth in (ii), (iii) or (iv) above, they shall terminate and be forfeited. Notwithstanding the foregoing, the SARs shall terminate and not be exercisable on the Expiration Date.
If the Participant elects to exercise some or all of his or her vested SARs, the Participant may do so by filing an electronic request in accordance with procedures established by the Administrator.
Settlement of exercised SARs will occur as promptly as practicable, but no later than 30 days following the applicable exercise date. Settlement will be accomplished through the issuance of a number of shares of Common Stock to the Participant having a Share Value at the time of exercise equal to the aggregate amount of the Spread applicable to the exercised SARs, subject to tax withholding, as provided below; provided that only whole shares of Common Stock shall be issued, and any partial shares shall be paid in cash.

Tax Withholding:
Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from the Common Stock issuable upon exercise of the SARs a number of shares having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings with respect to the exercise of the SARs. Notwithstanding anything to the contrary herein, if the withholding obligation arises during a period in which the Participant is prohibited from trading in the Common Stock under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan.

Transferability of SARs:
The SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the SARs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the SARs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the SARs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of SARs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of SARs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall have no further right to exercise any SARs or to receive shares of Common Stock thereunder.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.